INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Capital Appreciation Fund:

We consent to the use in this Registration Statement of Oppenheimer Capital Appreciation Fund of our report dated September 22, 2000, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Auditors" appearing in the Statement of Additional Information.




                                   /s/KPMG LLP
                                    KPMG LLP

Denver, Colorado
December 22, 2000